Exhibit 2
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                                WARRANT AGREEMENT

                          Dated as of February 21, 2002


Issuer:                       ViryaNet Ltd. (the "Company")

Holder: GE Capital Equity Investments, Inc. ("GEE"), GE Network Solutions ("GENS"), or its affiliates (collectively "GE").

Issue: GE is hereby issued a warrant (the "Warrant") to purchase 649,604 Ordinary Shares of the Company, subject to the adjustment below. In the event that at the Second Closing of the Agreement and Plan of Merger (the "Merger Agreement") which is intended to be executed among the Company, iMedeon, Inc., ViryaNet Acquisition Inc. and the stockholders identified in such agreement, the Company shall issue Additional Consideration Shares, then the Warrant shall be adjusted and shall entitle GE to purchase 672,230 Ordinary Shares of the Company. The terms Second Closing and Additional Consideration Shares shall have the meanings ascribed to such terms in the Merger Agreement.

Exercise Price:               |X|      The exercise price per each Ordinary
                                       Share shall be $US0.515.

Exercise Price Adjustment:    |X|      In the event that the Company issues its
                                       Ordinary Shares in a single or series of related capital raising transaction of
                                       $3MM or greater for a price per Ordinary
                                       Share which is lower than the exercise
                                       price (the "Reduced Price") of the
                                       Warrant, then the exercise price will be adjusted to be equal to the Reduced
                                       Price. For the avoidance of doubt, it is understood that the above adjustment shall be a one-time adjustment and that the exercise price will not be subject to further adjustments following the above adjustment. Adjustments will also be made for any stock dividends, splits, combinations or the like.

Method of Exercise:           |X|      At the discretion of GE, either an
                                       exercise for cash or an exercise by way
                                       of a "cashless exercise" mechanism.


Term of Warrant               |X|      Warrant is exercisable immediately upon
                                       issuance, in one or more parts.
                              |X|      Warrant shall be exercisable for a period
                                       of three (3) years from the date hereof.
                              |X|      Warrant shall survive a sale of the
                                       Company.

Treatment of Dividends:       Warrant holder shall be entitled to receive
                              dividends issued (if issued) in respect of the Ordinary Shares of the Company on an as exercised basis.

Information Rights:           Warrant holder shall have the right to receive all
                              public financial information relating to the Company as it becomes available to the public.


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Registration Rights:          The Ordinary Shares to which the Warrant may be
                              exercised shall be deemed to be "Registrable
                              Securities" under the Registration Rights
                              Agreement to be entered into upon the closing of a Merger Agreement and shall be subject to the lock-up set forth in the Merger Agreement.

Fees and Expenses:            Each party to pay own fees and expenses in
                              connection with the transaction.

Confidentiality:              This Warrant Agreement shall not be disclosed
                              publicly or privately without the prior written consent of both parties except to the extent required by law.

Governing Law:                New York.

Binding Effect:               This Warrant Agreement shall be binding upon the
                              parties and in full force and effect as of the date hereof. Without derogating from the above, the parties undertake to negotiate in good faith a more detailed form of warrant based upon the draft provided to the Company provided by GE containing the terms of this Warrant Agreement, which will replace this Warrant Agreement, and shall take best efforts to complete such negotiation and sign such warrant by March 8, 2002.


IN WITNESS HEREOF, the parties have signed this Warrant Agreement as of February 21, 2002:

         -------------------                      --------------------
          ViryaNet, Limited               GE Capital Equity Investments, Inc.
          By:_____________                          By:_____________
         Its:______________                        Its:______________







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